UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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MPS Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MPS GROUP, INC.

1 INDEPENDENT DRIVE

JACKSONVILLE, FLORIDA 32202

APRIL 20, 2007

DEAR MPS GROUP, INC. SHAREHOLDER:

On behalf of the Board of Directors and management of MPS Group, Inc. (the “Company”), we cordially invite you to attend the annual meeting of shareholders (the “Annual Meeting”) to be held on Thursday, May 17, 2007, at the Sawgrass Marriott, 1000 PGA Tour Boulevard, Ponte Vedra Beach, Florida 32082, at 9:00 a.m., local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

In addition to the specific matters to be acted upon, there will be a report on the operations of the Company. Directors and officers of the Company will be present to respond to shareholders’ questions.

It is important that your shares be represented at the Annual Meeting. Regardless of whether you plan to attend, you are requested to mark, sign, date, and promptly return the enclosed proxy in the envelope provided, or vote in any other manner described on your proxy card. If you attend the Annual Meeting, which we hope you will do, you may vote in person even if you have previously mailed a proxy card.

Sincerely,

DEREK E. DEWAN Chairman of the Board of Directors	TIMOTHY D. PAYNE President and Chief Executive Officer

MPS GROUP, INC.

1 INDEPENDENT DRIVE

JACKSONVILLE, FLORIDA 32202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 17, 2007

TO THE HOLDERS OF COMMON STOCK:

PLEASE TAKE NOTICE that the annual meeting of shareholders (the “Annual Meeting”) of MPS Group, Inc. (the “Company”) will be held on Thursday, May 17, 2007, at 9:00 a.m., local time, at the Sawgrass Marriott, 1000 PGA Tour Boulevard, Ponte Vedra Beach, Florida 32082.

The Annual Meeting will be held for the following purposes:

1.	To elect nine directors to serve terms scheduled to end in conjunction with the next annual meeting of shareholders, or until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

All shareholders are cordially invited to attend the Annual Meeting; however, only shareholders of record at the close of business on March 30, 2007, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

GREGORY D. HOLLAND Senior Vice President, Chief Legal Officer, and Secretary

Dated: April 20, 2007

Jacksonville, Florida

REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED, OR VOTE IN ANY OTHER MANNER DESCRIBED ON YOUR PROXY CARD. YOUR PROMPT RESPONSE IS APPRECIATED.

MPS GROUP, INC.

1 INDEPENDENT DRIVE

JACKSONVILLE, FLORIDA 32202

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD MAY 17, 2007

INTRODUCTION

This Proxy Statement and the enclosed form of proxy are first being sent to shareholders of MPS Group, Inc., a Florida corporation (the “Company”, “MPS Group”, “we”, “our” or “us”), on or about April 20, 2007, in connection with the solicitation by the Company’s Board of Directors (the “Board of Directors” or the “Board”) of proxies to be used at the annual meeting of shareholders (the “Annual Meeting”) of the Company to be held on Thursday, May 17, 2007, at 9:00 a.m., local time, or at any adjournment thereof. The Annual Meeting will be held at the Sawgrass Marriott, 1000 PGA Tour Boulevard, Ponte Vedra Beach, Florida 32082.

Only shareholders of record at the close of business on March 30, 2007 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. As of the Record Date, the Company had outstanding 101,768,167 shares of common stock, $0.01 par value (the “Common Stock”).

VOTING PROCEDURES

The Board of Directors has designated Derek E. Dewan and Timothy D. Payne, and each or either of them, as proxies to vote the shares of Common Stock solicited on its behalf. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it has been exercised by: (i) giving written notice to the secretary of the Company; (ii) delivery of a later dated proxy; or (iii) attending the Annual Meeting, notifying the secretary of the Company or his delegate, and voting in person. The shares represented by the proxy will be voted in accordance with the directions given, unless the proxy is mutilated or otherwise received in such form as to render it illegible. If sufficient votes in favor of the election of directors or approval of the other proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies.

Each outstanding share of Common Stock is entitled to one vote. A majority of shares entitled to vote and represented in person or by proxy at a meeting of the shareholders constitutes a quorum. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shares may be voted for or withheld from each nominee. Although abstentions and broker non-votes are counted for quorum purposes, abstentions and broker non-votes will have no effect under Florida law in the election of directors. A broker non-vote occurs when a broker who holds shares in “street name” (as defined below) for a customer does not have authority to vote on certain non-routine matters under the rules of the New York Stock Exchange (“NYSE”), because its customer has not provided any voting instructions on the matter. If any other matters come before the Annual Meeting, they will be approved if a majority of votes cast by the holders of the shares represented at a meeting at which a quorum is present and entitled to vote on the subject matter affirm such matter, unless a greater number of affirmative votes or voting by classes is required by the Florida Business Corporation Act, or the Company’s bylaws or articles of incorporation.

If your shares of Common Stock are held by a broker, bank, or other nominee (i.e., in “street name”), you will receive instructions from your nominee which you must follow in order to have your shares voted, and which may appear on the special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting, such as by telephone or Internet. If you do hold your shares in “street name” and plan on attending the Annual Meeting, you should request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the Annual Meeting and vote at that time (your broker may refer to it as a “legal” proxy).

PROPOSAL ONE:

ELECTION OF DIRECTORS

At the Annual Meeting, nine individuals will be elected to serve as directors of the Company for terms scheduled to end in conjunction with the next annual meeting of shareholders, or until their successors are duly elected and qualified. Each nominee has consented to be named herein and to serve as a director, if elected. However, if any nominee becomes unavailable for election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as they may in their discretion determine, in which event the shares will be voted for such other person.

Proxies cannot be voted for a greater number of persons than the number of nominees named below. It is the intention of the persons named in the accompanying form of proxy, absent contrary instructions thereon, to vote such proxy for the election to the Board of Directors of the nine individuals nominated below.

Information concerning the Board’s nominees, based on data furnished by them, is set forth below. They are all currently directors of the Company. The Board of Directors has determined that at least seven of the nine nominees are independent directors under the listing standards of the NYSE.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

Name (Age)	Positions With the Company; Principal Occupations During Past 5 Years; Other Directorships	Year First Became Director of the Company
Derek E. Dewan (52)	Chairman of the Board of the Company since June 1996; president and chief executive officer of the Company from January 1994 to November 2000 and March 2001, respectively; partner with the accounting firm of Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP) for more than five years prior to joining the Company, most recently as the managing partner of the Jacksonville, Florida office.	1994

Timothy D. Payne (48)	President and chief executive officer of the Company since March 2001, and executive officer of one or more subsidiaries of the Company since 1996.	2000

Peter J. Tanous (68)*•	President of Lynx Investment Advisory, LLC, a financial advisory firm to individuals and institutions, since 1992; previously, executive vice president of Bank Audi (U.S.A.), chairman of Petra Capital Corporation, and first vice president and international regional director with Smith Barney; director of Worldcare, Ltd.	1997

T. Wayne Davis (60)•†*	Private investor for the past five years; chairman of the board and president of Tine W. Davis Family-WD Charities, Inc.; director of Enstar Group, Inc.	1994

John R. Kennedy (76)•†*	Retired as president, chief executive officer, and director of paper products manufacturer Federal Paper Board Company, Inc. in 1996, after 44 years with that company.	1999

Name (Age)	Positions With the Company; Principal Occupations During Past 5 Years; Other Directorships	Year First Became Director of the Company
Michael D. Abney (71)*	Retired as senior vice president and chief financial officer of the Company in December 2000; senior vice president of the Company from March 1995, and chief financial officer of the Company from November 1992; partner with Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP) for 22 years prior to joining the Company, most recently as the managing partner of the Jacksonville, Florida office; member of the advisory board for the Fisher School of Accounting at the University of Florida; member of the advisory board for the Warrington College of Business at the University of Florida.	1997

William M. Isaac (63)*•	Chairman of The Secura Group, an LECG company, a consulting firm providing advisory services to financial institutions, since 1986; senior partner with the law firm of Arnold & Porter in Washington, D.C., from 1986 to 1993; chairman of the Federal Deposit Insurance Corporation (“FDIC”), from August 1981 to October 1985, and member of the board of the FDIC, from 1978 through 1985; director of Trans Union Corporation, The Ohio State University Foundation, and Goodwill Industries of Sarasota; chairman of various family-owned real estate companies.	2000

Darla D. Moore (52)†	Partner and executive vice president, Rainwater, Inc., a private investment firm, since 1993; member of the advisory board of JP Morgan Chase & Co.; trustee of The South Financial Group, a financial services company; trustee of the New York University School of Medicine Foundation; member of the board of trustees of the University of South Carolina; chairwoman and founder of The Palmetto Institute, a private policy research group based in South Carolina.	2002

Arthur B. Laffer, Ph.D. (66)•†	Chairman of Laffer Associates, an economic research and financial consulting firm, since 1979; chief executive officer of Laffer Advisors, Inc., a broker-dealer, since 1981, and chief executive officer of Laffer Investments, an investment management firm, since 1999; director of William Lyon Homes, and Oxigene, Inc.	2003

*	Current member of the corporate governance and nominating committee.
•	Current member of the audit committee.
†	Current member of the compensation committee.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors has standing audit, compensation, and corporate governance and nominating committees. Members of these committees are generally elected annually by the Board of Directors, but changes may be made at the Board’s discretion at any time. The committees operate pursuant to separate written charters adopted by the Board, which are available on our website at www.mpsgroup.com through the “Investors” link. Regular meetings of the Board of Directors are held approximately six times per year, with special meetings as needed. Each director attended at least 75% of the meetings of the Board and committees on which he or she served in 2006. The Board of Directors held seven meetings during 2006.

Audit Committee.    The audit committee is comprised of Messrs. Tanous (Chairman), Davis, Isaac, Kennedy, and Dr. Laffer. The Board has determined that each member of the audit committee is “independent” and “financially literate” within the meaning of the listing standards of the NYSE. The Board of Directors has also determined that by virtue of his business and professional experience, some of which is outlined in the biographical information above, Mr. Isaac is an “audit committee financial expert” as defined by the applicable rules of the Securities and Exchange Commission (“SEC”). This committee is primarily concerned with assisting Board oversight of the integrity of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements. The committee’s principal responsibilities include selecting the independent auditors, assessing the independent auditors’ qualifications and independence, and reviewing with the independent auditors the scope, conduct, and results of the integrated audit of the Company’s financial statements and effectiveness of the Company’s internal control over financial reporting, including management’s assessment thereof. The committee also reviews with management and the independent auditors the Company’s financial reporting activities and oversees its system of internal financial and disclosure controls and procedures. The committee also approves audit, audit-related, tax, and non-audit services provided to the Company by the independent auditors, and oversees the activities and performance of the Company’s internal auditors. The audit committee met ten times during 2006.

Compensation Committee.    The compensation committee is comprised of Messrs. Davis (Chairman) and Kennedy, Ms. Moore, and Dr. Laffer. The Board has determined that each member of the compensation committee is “independent” within the meaning of the listing standards of the NYSE. This committee is responsible for reviewing and approving the compensation arrangements for senior management of the Company, including setting and attainment of annual compensation goals and awards for the chief executive officer and determining his compensation, and for administering the Company’s compensation plans. The compensation committee also makes determinations, or recommendations to the Board, concerning director compensation, and the submission to shareholders of any compensation plans in which officers and directors of the Company are eligible to participate and which require shareholder approval. The compensation committee met seven times during 2006.

Corporate Governance and Nominating Committee.    The corporate governance and nominating committee is comprised of Messrs. Kennedy (Chairman), Tanous, Davis, Isaac, and Abney. The Board has determined that each member of the corporate governance and nominating committee is “independent” within the meaning of the listing standards of the NYSE. This committee’s principal responsibilities are to oversee compliance with the Company’s corporate governance practices and investigate and recommend for nomination potential members of the Board. This committee orchestrates the development and review of our corporate governance principles and oversees the evaluation of the Board and executive management. The corporate governance and nominating committee met three times during 2006.

DIRECTOR NOMINATIONS

Nominations Process.    The corporate governance and nominating committee is responsible for considering and making recommendations to the Board concerning director nominees to recommend to the shareholders in connection with the Company’s annual meeting of shareholders, and for making recommendations to the Board concerning nominees for appointments to fill any vacancy on the Board and its committees. To fulfill these responsibilities, the corporate governance and nominating committee periodically considers and makes recommendations to the Board regarding what experience, talents, skills, and other characteristics the Board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for reelection, the Board and committee evaluate the incumbent’s continued service, in light of the Board’s collective requirements, and considers his or her record of participation and involvement, at the time each such director comes up for reelection.

When the need for a new director arises (whether because of a newly created Board seat or a vacancy), the corporate governance and nominating committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including by engaging director search firms, as well as considering referrals from other directors or management, or shareholders pursuant to the process below. The committee reviews the qualifications of each candidate, in light of the current composition of the Board, and considers the relative qualifications of any other candidates. Final candidates are generally interviewed by one or more Board members. The committee then makes a recommendation to the Board based on its review, the results of interviews with the candidate, and all other available information. The Board makes the final decision on whether to extend to any particular candidate an invitation to join the Board.

Director Qualifications.    The corporate governance and nominating committee is responsible for considering and making recommendations to the Board concerning criteria for the selection of qualified directors. At a minimum, directors should possess high moral character and personal integrity, demonstrated professional accomplishment, the ability to devote sufficient time to carry out the duties of a director, and meet any requirements specified in the Company’s bylaws, the rules or regulations of the SEC, and the listing standards of the NYSE. In addition to these minimum qualifications for candidates, the Board and the corporate governance and nominating committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular seat, taking into account the then-current composition of the Board. These factors may include a candidate’s professional and educational background, reputation, industry knowledge, and business experience, and the relevance of those characteristics to the Company and the Board. The Board and the committee may consider whether the candidate will complement or contribute to the overall mix of talents, skills, and other characteristics needed to maintain the Board’s effectiveness, whether the candidate is aligned with the special interests of a particular group or position which may not broadly represent the interests of shareholders or the Company, and the candidate’s ability to fulfill the responsibilities of being a director and member of one or more of the Board’s standing committees.

Shareholder Nominations.    Nominations of individuals for election to the Board at any meeting of shareholders at which directors are to be elected may be made by any shareholder entitled to vote for the election of directors at that meeting, by complying with the procedures set forth in the Company’s bylaws. Those procedures provide that any such shareholder nomination for director must be received by the Company no later than the deadline for submitting shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as set forth below in the section of this Proxy Statement entitled “Shareholder Proposals.”

The corporate governance and nominating committee will also consider recommending to the Board that it include in the Board’s recommended slate of Board nominees for a meeting of shareholders a nominee submitted to the Company by a shareholder. In this connection, the nominating shareholder should submit detailed biographical information about the nominee and nominating shareholder to the secretary of the Company within the time period prescribed by the Company’s bylaws. The nominating shareholder should expressly indicate that such shareholder desires that the Board and corporate governance and nominating committee consider such shareholder’s nominee for inclusion in the Board’s slate of recommended Board nominees for consideration and approval at the shareholder meeting. The nominating shareholder and shareholder’s nominee should also undertake to provide, and consent to the Company obtaining, all other information the Board and committee may request in connection with their evaluation of the nominee, including the types of information referred to above relative to director qualifications.

In evaluating shareholder nominees for inclusion in the Board’s slate of recommended nominees, the Board and corporate governance and nominating committee may consider all relevant information, including the qualifications described above, any vacancies on the Board, the size and duration of the nominating shareholder’s holdings in the Company, whether the nominee is independent of the nominating shareholder and able to broadly represent the interests of the Company and its shareholders, and the apparent interests and/or intentions of the nominating shareholder in nominating the nominee.

Director Independence.    The Board of Directors has affirmatively determined that the following majority of the Board members are independent under the listing standards of the NYSE: Messrs. Davis, Tanous, Kennedy, Isaac, Abney, Ms. Moore, and Dr. Laffer. In evaluating director independence, the Board of Directors considered all relevant facts, circumstances, relationships, and transactions brought to its attention between each director, his or her immediate family members, or any business, charity, or other entity in which the director has a material interest, on the one hand, and the Company, its affiliates, or the Company’s senior management, on the other hand. The Board of Directors applied corporate governance guidelines in making director independence determinations that include the following categorical standards to guide the Board in evaluating director independence:

•	Whether a relationship is of a type and degree that would preclude a determination of independence under Section 303A.02 of the NYSE Listed Company Manual; and

•	Whether a relationship is of type or degree that would require disclosure pursuant to Item 404 of SEC Regulation S-K.

Mr. Abney, who retired as an officer of the Company in December 2000 and has served as a director of the Company since 1997, was first determined by the Board to be an independent director as of April 13, 2006, as his employment with the Company had ended for more than the required duration and his qualifications for independence otherwise met or exceeded the foregoing categorical director independence standards.

Attendance at Annual Meetings.    The Company expects its directors to attend the annual meeting of shareholders. In 2006, all directors attended the annual meeting of shareholders.

Meetings of Non-Management Directors.    The non-management members of the Board of Directors meet in executive session without management at least three times annually, and at least one executive session is a meeting solely of the independent directors. Mr. Isaac currently serves as the presiding director at the executive sessions.

Communicating With the Directors.    Any interested party may contact the Board of Directors, any director, or the non-management directors as a group, by sending an email to directors@mpsgroup.com, or by mail c/o the secretary, MPS Group, Inc., 1 Independent Drive, Jacksonville, Florida 32202. The writer should specify to whom the communication is intended, or it will be conveyed to the Board of Directors as a group. The Company’s management may first review, sort, and summarize such communications, and screen out solicitations for goods or services, as well as inappropriate or profane communications, or those communications unrelated to the Company or its business. All such communications delivered to the Board or any director containing a return address will receive a written acknowledgement confirming receipt.

PRINCIPAL SHAREHOLDERS AND SECURITIES

OWNERSHIP OF MANAGEMENT

The following table shows the beneficial ownership of Common Stock as of March 30, 2007 of: (i) each director and nominee for director; (ii) the named executive officers, as defined below in the section of this Proxy Statement entitled “Executive Compensation”; (iii) those persons known to the Company to be beneficial owners of more than five percent of its outstanding Common Stock; and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the shareholders listed below exercises sole voting and dispositive power over the shares.

	Shares Beneficially Owned
Name	Number	Percent(1)
Derek E. Dewan(2)	210,100	0.21%
Timothy D. Payne(3)	1,168,842	1.14%
T. Wayne Davis(4)	586,400	0.57%
Peter J. Tanous(5)	164,000	0.16%
John R. Kennedy(6)	154,000	0.15%
Michael D. Abney(7)	102,820	0.10%
William M. Isaac(8)	231,000	0.23%
Darla D. Moore(9)	153,000	0.15%
Arthur B. Laffer(10)	143,000	0.14%
Robert P. Crouch(11)	518,464	0.51%
Richard L. White(12)	222,768	0.22%
Gregory D. Holland(13)	152,667	0.15%
Tyra H. Tutor(14)	108,850	0.11%
Dimensional Fund Advisors LP(15)	8,302,798	8.16%
Barclay Global Investors, NA(16)	7,327,679	7.20%
T. Rowe Price Associates, Inc.(17)	7,284,040	7.16%
Goldman Sachs Asset Management, L.P.(18)	5,926,535	5.82%
All directors and executive officers as a group (13 persons)(19)	3,915,911	3.75%

(1)	Percentage is determined on the basis of 101,768,167 shares of Common Stock outstanding as of March 30, 2007, plus shares of Common Stock deemed outstanding with respect to each person or group as applicable pursuant to Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended.
(2)	Mr. Dewan’s shares consist of: (i) 10,100 shares held in his name; (ii) 10,000 restricted shares; and (iii) 190,000 shares held pursuant to options that are exercisable within 60 days of March 30, 2007.
(3)	Mr. Payne’s shares consist of: (i) 69,083 shares held in his name; (ii) 350,000 restricted shares; (iii) 810 shares held in the Company’s 401(k) plan; and (iv) 748,949 shares held pursuant to options that are exercisable within 60 days of March 30, 2007.
(4)	Mr. Davis’ shares consist of: (i) 190,000 shares held in his name; (ii) 30,000 shares held by Tine W. Davis Family-WD Charities, Inc., a foundation over which Mr. Davis has sole voting and dispositive power; (iii) 5,400 shares held in Mr. Davis’ wife’s name; (iv) 10,000 restricted shares; and (v) 351,000 shares held pursuant to options that are exercisable within 60 days of March 30, 2007.
(5)	Mr. Tanous’ shares consist of: (i) 3,000 shares held in his name; (ii) 10,000 restricted shares; and (iii) 151,000 shares held pursuant to options that are exercisable within 60 days of March 30, 2007.
(6)	Mr. Kennedy’s shares consist of: (i) 8,000 shares held in his name; (ii) 10,000 restricted shares; and (iii) 136,000 shares held pursuant to options that are exercisable within 60 days of March 30, 2007.
(7)	Mr. Abney’s shares consist of: (i) 17,820 shares held in his name; (ii) 10,000 restricted shares; and (iii) 75,000 shares held pursuant to options that are exercisable within 60 days of March 30, 2007.
(8)

Mr. Isaac’s shares consist of: (i) 10,000 shares held in his name; (ii) 10,000 restricted shares; and (iii) 211,000 shares held pursuant to options that are exercisable within 60 days of March 30, 2007.

(9)	Ms. Moore’s shares consist of: (i) 3,000 shares held in her name; (ii) 10,000 restricted shares; and (iii) 140,000 shares held pursuant to options that are exercisable within 60 days of March 30, 2007.
(10)	Dr. Laffer’s shares consist of: (i) 25,000 shares held in his name; (ii) 10,000 restricted shares; and (iii) 108,000 shares held pursuant to options that are exercisable within 60 days of March 30, 2007.
(11)	Mr. Crouch’s shares consist of: (i) 169,297 shares held in his name; (ii) 162,500 restricted shares; and (iii) 186,667 shares held pursuant to options that are exercisable within 60 days of March 30, 2007.
(12)	Mr. White’s shares consist of: (i) 2,168 shares held in the Company’s Amended and Restated 2001 Employee Stock Purchase Plan; (ii) 70,000 restricted shares; and (iii) 150,600 shares held pursuant to options that are exercisable within 60 days of March 30, 2007.
(13)	Mr. Holland’s shares consist of: (i) 1,000 shares held in his name; (ii) 50,000 restricted shares; and (iii) 101,667 shares held pursuant to options that are exercisable within 60 days of March 30, 2007.
(14)	Ms. Tutor’s shares consist of: (i) 1,000 shares held in her name; (ii) 45,000 restricted shares; (iii) 350 shares held in Ms. Tutor’s husband’s name; and (iv) 62,500 shares held pursuant to options that are exercisable within 60 days of March 30, 2007.
(15)	Based on information the Company obtained from Dimensional Fund Advisors LP’s Schedule 13G filed as of December 31, 2006, the business address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, California 90401. Dimensional Fund Advisors LP reports to have sole voting power for 8,302,798 shares of Common Stock and shared dispositive power for zero shares of Common Stock. These shares are held by registered investment companies, commingled group trusts, and separate accounts for which Dimensional Fund Advisors LP serves as investment adviser or manager.
(16)	Based on information the Company obtained from Barclay Global Investors, NA’s Schedule l3G filed as of December 31, 2006, the business address of Barclay Global Investors, NA is 45 Fremont Street, San Francisco, CA 94105. Barclay Global Investors reports to have sole voting power for 6,580,797 shares of Common Stock and shared dispositive power for zero shares of Common Stock.
(17)	Based on information the Company obtained from T. Rowe Price Associates, Inc.’s Schedule 13G filed as of December 31, 2006, the business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price Associates, Inc. reports to have sole voting power for 2,250,300 shares of Common Stock and shared dispositive power for zero shares of Common Stock.
(18)	Based on information the Company obtained from Goldman Sachs Asset Management, L.P.’s Schedule 13G filed as of December 31, 2006, the business address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, New York 10005. Goldman Sachs Asset Management, L.P. reports to have sole voting power for 5,172,209 shares of Common Stock and shared dispositive power for zero shares of Common Stock.
(19)	Includes 2,612,383 shares held pursuant to options that are exercisable within 60 days of March 30, 2007.

EXECUTIVE COMPENSATION

The Company’s executive officers are Timothy D. Payne, president and chief executive officer; Robert P. Crouch, senior vice president, chief financial officer, and treasurer; Richard L. White, senior vice president and chief information officer; Gregory D. Holland, senior vice president, chief legal officer, and secretary; and Tyra H. Tutor, senior vice president of corporate development.

Mr. Crouch has served as senior vice president, chief financial officer, and treasurer, since January 2001. Mr. Crouch joined the Company in November 1995 as director of financial reporting, and in June 1997 was promoted to vice president and controller. Mr. Crouch was named chief accounting officer in 2000. Mr. Crouch is a certified public accountant and is 38 years old.

Mr. White has served as chief information officer since joining the Company in May 2000. Mr. White was promoted to senior vice president in May 2002. Mr. White also serves as president of the Company’s Beeline workforce automation subsidiary. From November 1996 to May 2000, Mr. White was vice president and chief information officer at Cellstar Corporation, a global provider of distribution and value-added logistics services to the wireless industry. Mr. White is 48 years old.

Mr. Holland has served as chief legal officer and secretary of the Company, since May 2002. Mr. Holland was promoted to senior vice president in April 2004, and was a vice president from January 2001. Mr. Holland joined the Company in October 1997 as associate general counsel and is 41 years old.

Ms. Tutor was promoted to senior vice president in April 2004, and has served as senior vice president of corporate development since April 2005. Ms. Tutor was promoted to vice president, office of the chairman, in March 2000, and was named vice president of finance and corporate development in January 2001. Ms. Tutor joined the Company in May 1997 as director, office of the chairman. Ms. Tutor is a certified public accountant and is 38 years old.

COMPENSATION DISCUSSION AND ANALYSIS

MPS Group is a leading provider of business services with over 200 offices throughout the United States, Canada, the United Kingdom, and continental Europe. We operate in a highly competitive industry, and the success of our business relies principally upon the intellect and energies of our people. We believe it therefore critical to our prospects that we are able to attract, retain, and motivate people of the highest quality at all levels of the organization, and believe we have crafted an executive compensation program that serves these needs in a fair and appropriate fashion.

Compensation Objectives

The objectives of our executive compensation program are to provide a system of pay and rewards that secures for our organization high quality leadership, motivates that leadership to devise strategies and execute on plans that are designed to enhance performance and increase shareholder wealth, and aligns the interests of management and shareholders to promote the long term value of the enterprise.

The principal components of our executive compensation program developed to achieve these objectives are as follows:

•	Base salary

•	Annual incentive bonus

•	Equity awards

•	Retirement and savings plans

We believe that these components when taken together strike a logical balance between providing for sufficient fixed compensation to attract and retain skilled and experienced leaders, while conditioning a significant proportion of pay and rewards on achievement of performance objectives and increased value of our Common Stock.

Compensation Practices

Our executive compensation program is principally overseen and administered by the compensation committee of our Board of Directors, which remains in close contact and consultation with the Board as whole. The compensation committee met several times during 2006 to review executive compensation levels, establish annual performance objectives, issue equity awards, and evaluate management performance and determine annual goal attainment.

Performance and Competitive Factors

The Company has not adopted policies tying executive compensation to formulistic benchmarks or other criteria that might result in artificial or unwarranted increases or reductions in pay, or diverge from considerations of Company or individual performance or circumstances. This does not mean that the Company is not informed of the competitive environment in which it operates. The Company compares our executive compensation levels and practices with a number of companies of similar size and complexity, both inside and outside of the industry, to assist in ensuring that our policies and practices remain within market. The Company has not necessarily relied solely on data from the Self-Determined Peer Group shown in the Comparative Stock Performance Graph and Table appearing in its 2006 Annual Report on Form 10-K, because the market for executives that the Company seeks to attract and retain is broader than that of its direct competitors. The Company adjusts the composition of the companies against which it compares executive compensation data from time to time, as its business evolves and to account for changes in the relative make up of the comparator firms.

In the first quarter of 2006, the Company internally conducted a review and comparison of executive compensation practices utilizing industry sources and publicly available market data involving the following companies:

Manpower Inc.	Robert Half International, Inc.
Kforce, Inc.	Resources Connection Inc.
Spherion Corp.	CDI Corp.

Compensation Consultants

The compensation committee has the authority to obtain advice from any source that the committee desires, including authority to directly engage outside advisors. The compensation committee most recently utilized this authority to engage the outside compensation consulting firm of Compensation Design Group to conduct a broad review of executive compensation levels and practices in 2004. Based on the results of this review, the compensation committee recommended the following changes to the Company’s compensation practices, which were adopted by the Board, and where applicable approved by shareholders, beginning in 2004:

•

The 2004 Equity Incentive Plan (the “2004 Equity Plan”) was established by the Board and approved by shareholders to update plan terms and provide for the Company’s equity compensation needs as relates to employees, key performers, and other participants.

•

The Executive Annual Incentive Plan (the “EAIP”) was established by the Board and approved by shareholders to modernize annual bonus plan terms and determine financial criteria to be utilized by the compensation committee in setting annual incentive goals and targets.

•

The Management Savings Plan (the “MSP”) was established and approved by the Board to provide for a more meaningful long term savings or retirement benefit to reward and retain executives and senior managers.

These plans comprise the foundation of our executive compensation program, and through them the advice of Compensation Design Group continues to inform the determination of executive pay and compensation practices at MPS Group. The 2004 Non-Employee Director Equity Incentive Plan also was established by the Board, with the assistance of Compensation Design Group, and approved by shareholders to provide for the Company’s future equity compensation needs in attracting and retaining superior directors to guide and steward the Company.

Compensation Setting

The compensation committee in making executive compensation determinations takes into consideration market factors, Company performance, and individual performance and development factors. The compensation committee annually reviews the performance of the chief executive against annual objectives, as well as in consideration of observations and communications with directors and others during the year, in making executive compensation determinations affecting him. The compensation committee strongly considers the recommendation of the chief executive in making determinations involving other of the named executive officers, or leaves such determinations to his own discretion and authority.

On an annual basis, the compensation committee determines key financial objectives pursuant to the EAIP. The committee typically consults management forecasts, securities analysts’ estimates, and publicly available economic predictions and performance data in determining annual bonus target ranges. The compensation committee then approves the payout of annual incentive bonus awards to the named executive officers consistent with the achievement of such goals.

The committee annually approves the grant of equity compensation awards under the 2004 Equity Plan to the named executive officers and oversees the administration of equity awards to other managers and employees. The committee receives the recommendation of management as to proposed award amounts and terms for each of the named executive officers specifically, and for various classes of managers and employees generally, and considers expense and shareholder dilution considerations of various equity award scenarios. The Company currently has outstanding under equity incentive plans only awards of stock options and restricted shares, although also available for award are performance shares, stock appreciation rights, and restricted stock units.

The Company provides a tax qualified 401(k) pension plan, a nonqualified Executive Deferred Compensation Plan, and the MSP as retirement planning or savings alternatives for named executive officers and other employees. The named executive officers each participate in a Company match under the 401(k) pension plan, according to individual election and plan rule, consistent with employees generally. The MSP also entitles participants selected by the compensation committee to qualify for an annual contribution from the Company on terms and in an amount established by the committee, subject to a minimum annual contribution to each such participant of 5% of annual cash compensation (salary plus bonus). The compensation committee determines the actual level of Company contribution under the MSP for each participant in the committee’s discretion, and in 2006 departed from the minimum and awarded to each participant, including each of the named executive officers, a contribution equal to 10% of each such participant’s annual cash compensation for the year in view of Company performance.

The Company provides a greater opportunity for rewards, and places a greater proportion of pay at-risk, based on an individual’s level of responsibility and capacity to influence overall results. This is primarily carried out in the levels of compensation, and in the greater proportion of pay that is attributed to incentive bonus awards and awards of equity compensation, based on an executive’s relative significance of role and responsibilities.

While past pay and awards are generally taken into consideration when making executive compensation determinations, the Company believes that a system of motivations and rewards operates most effectively in the present and therefore does not limit current or future compensation based on past successes or rewards.

Based on the periodic review of compensation levels and practices, and on Mr. Payne’s recommendation, in 2006 the compensation committee awarded Mr. Holland and Ms. Tutor each an increase in annual base salary of $25,000 and an increase in annual bonus opportunity of $25,000. These increases are depicted in the 2006 Summary Compensation Table below in this Proxy Statement. In 2006, the compensation committee left the annual base salary and annual bonus target opportunities of each of Messrs. Payne, Crouch, and White unchanged.

Compensation Components

Base Salaries

Competitive base salaries are necessary to fundamentally attract and retain quality executive and management talent and provide some fair and reasonable level of regular annual compensation. The compensation committee regularly reviews annual base salaries for the named executive officers to ensure that they are reasonable and competitive in view of the relative roles and responsibilities of each such executive.

Annual Incentive Bonus

The Company uses its EAIP to place a significant amount of executive compensation at-risk and motivate achievement of specified key financial or operational objectives. The compensation committee establishes threshold, target, and outstanding performance goals and award opportunities for each year. The committee selects key financial performance objectives for these goals and then determines the relative achievement of these objectives at the end of each year. For 2006, the compensation committee established award opportunities and performance objectives for the named executive officers, and approved payment of awards thereunder, as follows:

2006 Award Opportunities:

•

Messrs. Payne and Crouch each had a target award opportunity of 100% of base salary. The target award opportunities of the other named executive officers ranged from 43% to 90% of base salary, respectively. Actual award payout opportunity ranged from 50% of target award opportunity for achievement at threshold level to a maximum of 150% of target award opportunity for performance significantly exceeding goals.

2006 Performance Objectives:

•	The named executive officers shared the following weighted performance objectives:

Criteria	Weighting
Pretax profit	50%
Gross profit	25%
Return on Incremental Equity	25%

2006 Target Attainment(1):

•

The Company achieved 111% of target attainment against the foregoing objectives in 2006. This achievement level resulted in payout under the executive annual incentive plan to the named executive officers of 127% of target bonus opportunity. These figures are shown in the Bonus column of the 2006 Summary Compensation Table below in this Proxy Statement.

Equity Incentive Awards

The Company believes that annual equity incentive awards are important to align the interests of management with those of the shareholders and to ensure that a significant proportion of compensation is contingent on long term share price appreciation. The Company also believes that participation in such awards should be broadly extended beyond the executive ranks to include business unit leaders, managers, and key performers. In 2006, the compensation committee reviewed various equity award scenarios presented by management, made certain adjustments thereto, and approved specific grants to the named executive officers. The committee also delegated authority to Mr. Payne to issue equity awards to business unit leaders, various classes of managers, and key employees according to specific limits, such as minimum vesting schedules and maximum individual award values.

The compensation committee reviewed the equity awards in context with other components of compensation for the named executive officers and in comparison with the compensation practices, including equity award practices, of various of the Company’s competitors. The compensation committee determined at that time that issuing equity awards in 2006 solely in the form of restricted shares effectively achieved the expected benefits of such awards over the costs of alternative award forms and minimized potential shareholder dilution. The 2006 restricted share awards to named executive officers, business unit leaders, and headquarters employees vest over a five year period, beginning in the second year after grant date, and the awards to key performers and other employees cliff vest three years from grant date.

Retirement and Savings Plans

As referenced above, the Company provides a qualified 401(k) pension plan, a nonqualified executive deferred compensation plan, and the MSP as retirement and savings plans available to its named executive officers and other managers and employees. The participation of the Company’s named executive officers and senior managers in the 401(k) pension plan is limited under tax rules due to our large population of temporary associates eligible for such plan, and the executive deferred compensation plan, with the exception of earnings on deferral amounts, has to date been entirely self-contributory. Accordingly, the MSP was established as a mechanism to provide executive officers and senior leaders with more meaningful savings or retirement benefits and foster a long term career outlook with the Company.

The compensation committee designated each of the named executive officers as eligible for an annual contribution in 2006 under the terms of the MSP, and as such each named executive officer was qualified to receive an annual contribution from the Company on terms and in amounts established by the committee, subject to a minimum annual contribution to each such participant of 5% of annual cash compensation (salary plus bonus). The committee looked with favor on the performance of the Company exceeding goals for the year,

(1)	The Company has declined to disclose the numerical goals for each measure on the grounds that it believes such disclosure would cause competitive harm. The Company believes that its specific numerical goals were sufficiently challenging and uncertain of attainment, as such were established early in 2006 and set at or above the average of forecasts published by industry analysts and others that contained data relevant to the performance criteria in question.

along with the continued strong cash flow and financial positioning of the Company, and departed from the minimum contribution level under the MSP to award, instead, a contribution of 10% of cash compensation to participants, including the named executive officers, for services in 2006. The contributions to each of the named executive officers are vested, as each executive has completed in excess of the minimum vesting condition of five years of service, and are reflected in the 2006 Summary Compensation Table below in this Proxy Statement.

Termination and Change in Control Arrangements

The Company is aware that its named executive officers and other senior managers may be recruited or approached with respect to positions at other companies or professional opportunities, or the Company may ask them to undertake roles or duties that involve uncertain prospects of success. The Company also recognizes that sometimes strategic alternatives or extraordinary transactions, such as business combinations, divestitures, or a sale of the Company may be perceived as threatening to the continued prospects or employment of its named executive officers and other senior managers, but might be worthy of consideration in the best interests of its shareholders.

To provide for retention and alleviate potential distraction due to financial and professional concerns over termination of employment by the Company without cause, or in certain circumstances allowing for termination by the executive for good reason, the Company provides for cash severance benefits to the named executive officers which vary with respect to the significance of the executive’s role and responsibility. The Company’s stock option and restricted stock agreements with the named executive officers and other senior managers provide for immediate vesting of unvested awards, and the MSP provides a cash benefit in the event of a change in control, to help ensure that management remains and stays focused in circumstances that may be perceived as detrimental to their employment or professional prospects, regardless of whether such may necessarily result in termination of employment. These arrangements are addressed below in the section of this Proxy Statement entitled Employment Agreements and Potential Payments upon Termination or Change in Control.

Tax Deductibility

The Company intends to design future compensation awards for the executive officers, so that the Company’s tax deduction for compensation is utilized, but will do so without limiting its flexibility to administer the compensation programs in a fashion that best benefits the Company. An income tax deduction under federal law generally will be available for annual compensation in excess of $1 million paid to the chief executive and certain other executive officers of a public corporation, only if that compensation is “performance based” and complies with additional tax law requirements. Although the Company considers deductibility issues when approving executive compensation elements, it believes that other compensation objectives, such as attracting, retaining, and providing incentives to qualified executives are important and may supersede the goal of maintaining deductibility. Consequently, the Company may make compensation decisions without regard to deductibility, when it believes it is in the best interests of the Company and its shareholders to do so.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis appearing above in this Proxy Statement. Based on this review and discussion, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

T. Wayne Davis, Chairman             John R. Kennedy             Darla D. Moore             Arthur B. Laffer, Ph.D

The following table summarizes for the last fiscal year the compensation paid or accrued by the Company for services rendered by persons who served as chief executive officer, and as the four other most highly compensated executive officers of the Company who were serving the Company as executive officers on December 31, 2006, and whose total salary and bonus exceeded $100,000 during the year ended December 31, 2006 (the “named executive officers”). The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the periods shown.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Timothy D. Payne president and chief executive officer	2006	600,000	763,083	1,179,733	—	—	—	154,108	2,696,924

Robert P. Crouch senior vice president, chief financial officer, and treasurer	2006	300,000	381,541	561,733	—	—	—	84,654	1,327,928

Richard L. White senior vice president and chief information officer	2006	225,000	254,361	190,667	—	—	—	63,792	733,820

Gregory D. Holland senior vice president, chief legal officer, and secretary	2006	225,000	158,976	137,373	—	—	—	52,179	573,528

Tyra H. Tutor senior vice president of corporate development	2006	175,000	95,385	126,120	—	—	—	42,389	438,894

(1)	The amounts in this column reflect the expense recognized by the Company in 2006 for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (“SFAS 123R”) for restricted stock awards pursuant to the Company’s shareholder approved 2004 Equity Incentive Plan. Reference is made to Note 9 in Item 8 of the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2006, for a discussion of the assumptions made in the valuation of such awards.
(2)	Amounts are attributable to contributions made by the Company to accounts for each named executive officer pursuant to the Management Savings Plan equating to 10% of salary and bonus for each named executive officer for services rendered in 2006, as addressed in the 2006 Nonqualified Deferred Compensation table below, for Company matching contributions under the Company’s 401(k) qualified defined contribution pension plan, and for automobile allowance, supplemental disability, and business club dues.

2006 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy D. Payne	4/25/06	0	0	0	0	0	0	150,000	—	2,532,000
Robert P. Crouch	4/25/06	0	0	0	0	0	0	62,500	—	1,055,000
Richard L. White	4/25/06	0	0	0	0	0	0	50,000	—	844,000
Gregory D. Holland	4/25/06	0	0	0	0	0	0	35,000	—	590,800
Tyra H. Tutor	4/25/06	0	0	0	0	0	0	30,000	—	506,400

Stock awards consist of restricted share grants made pursuant to the shareholder approved 2004 Equity Incentive Plan. The restricted share awards vest over a five year period, with 25% of each grant vesting on April 25, 2008, and then 25% vesting on each grant date annual anniversary thereafter. Each of the foregoing restricted share awards may also vest earlier upon a change in control of the Company, or upon the termination of the employment of the grantee by the Company without cause, or by the grantee for good reason. Outstanding shares of restricted stock are entitled to vote and to receive dividends and distributions when, and if, declared on the Company’s Common Stock. Reference is made to Note 9 in Item 8 of the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2006, for a discussion of the assumptions made in the valuation of such awards.

Outstanding Equity Awards at Fiscal Year-End 2006

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Timothy D. Payne	300,000 13,200 185,749 50,000 200,000	0 0 0 0 0	0 0 0 0 0	$ $ $ $ $	6.00 3.85 5.24 11.72 10.40	8/13/11 9/25/11 9/17/12 4/12/14 2/22/15	(1) (2) (2) (3) (4)	350,000	(6)	4,963,000	0	0

Robert P. Crouch	61,667 25,000 100,000	0 0 0	0 0 0	$ $ $	6.00 11.72 10.40	8/13/11 4/12/14 2/22/15	(1) (3) (4)	162,500	(7)	2,304,250	0	0

Richard L. White	25,000 40,600 10,000 75,000	0 0 0 0	0 0 0 0	$ $ $ $	9.9375 5.24 11.72 10.40	5/08/10 9/17/12 4/12/14 2/22/15	(5) (2) (3) (4)	70,000	(8)	992,600	0	0

Gregory D. Holland	19,167 10,000 7,500 65,000	0 0 0 0	0 0 0 0	$ $ $ $	6.00 5.24 11.72 10.40	8/13/11 9/17/12 4/12/14 2/22/15	(1) (2) (3) (4)	50,000	(9)	709,000	0	0

Tyra H. Tutor	7,500 55,000	0 0	0 0	$ $	11.72 10.40	4/12/14 2/22/15	(3) (4)	45,000	(10)	638,100	0	0

(1)	Such options vested August 13, 2001.

(2)	Such options were subject to a vesting schedule that provided for graded vesting at the rate of 33 1/3% per year each grant date annual anniversary. Each of such options is currently fully vested.

(3)	Such options vested December 31, 2004.

(4)	Such options were vested on issuance on February 22, 2005 subject to restrictions on the sale or disposition of any shares acquired on exercise until February 22, 2007.

(5)	Such option was subject to a vesting schedule that provided for graded vesting at the rate of 25% per year each grant date annual anniversary. Such option is currently fully vested.

(6)	Of such shares, 100,000 vested April 12, 2007, 100,000 vest February 22, 2008 and 150,000 time vest over a five year period, with 25% of such grant vesting April 25, 2008, and then 25% vesting each grant date annual anniversary thereafter.

(7)	Of such shares, 50,000 vested April 12, 2007, 50,000 vest February 22, 2008 and 62,500 time vest over a five year period, with 25% of such grant vesting April 25, 2008, and then 25% vesting each grant date annual anniversary thereafter.

(8)	Of such shares, 20,000 vested April 12, 2007 and 50,000 time vest over a five year period, with 25% of such grant vesting April 25, 2008, and then 25% vesting each grant date annual anniversary thereafter.

(9)	Of such shares, 15,000 vested April 12, 2007 and 35,000 time vest over a five year period, with 25% of such grant vesting April 25, 2008, and then 25% vesting each grant date annual anniversary thereafter.

(10)	Of such shares, 15,000 vested April 12, 2007 and 30,000 time vest over a five year period, with 25% of such grant vesting April 25, 2008, and then 25% vesting each grant date annual anniversary thereafter.

(11)	The market value of unvested restricted stock awards was calculated by valuing each share at $14.18, which was the closing price of the Company’s Common Stock on the NYSE the final trading day of 2006.

Option Exercises and Stock Vested in 2006

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy D. Payne	486,800	6,023,166	40,000	582,400
Robert P. Crouch	318,974	3,130,515	20,000	291,200
Richard L. White	29,400	309,202	—	—
Gregory D. Holland	50,000	566,297	—	—
Tyra H. Tutor	50,000	558,709	—	—

2006 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Timothy D. Payne	311,538	136,308	159,870	0	1,885,206
Robert P. Crouch	444,935	68,154	91,231	0	2,361,660
Richard L. White	202,473	47,936	39,987	0	675,354
Gregory D. Holland	79,488	38,398	9,553	0	349,574
Tyra H. Tutor	32,335	27,039	14,168	0	191,746

(1)	The amounts reported as contributions in this column are the portions of base salary and/or bonus earned for the performance of services in 2006 and deferred by the executives into deferral accounts under the MPS Group, Inc. Executive Deferred Compensation Plan and are included in the amounts reported as Salary or Bonus in the 2006 Summary Compensation Table above in this Proxy Statement.
(2)	The amounts reported as compensation in this column are the annual contribution of the Company under the Management Savings Plan to the named executive officers for 2006 and are included in the amounts reported as All Other Compensation in the 2006 Summary Compensation Table above in this Proxy Statement.
(3)	The amounts reported as earnings in this column are not included in the amounts reported as compensation in the 2006 Summary Compensation Table above in this Proxy Statement.
(4)	Of the amounts reported in this column, all were reported in the Summary Compensation Table for previous years, except as follows: $42,625, $179,362, $11,348, $2,705, and $10,503 for Messrs. Payne, Crouch, White, Holland, and Ms. Tutor, respectively. These previously unreported amounts represent aggregate net earnings on account balances realized in prior years.

The Company maintains the Nonqualified MPS Group, Inc. Executive Deferred Compensation Plan for its management and highly compensated employees. The plan allows for tax deferred savings opportunities by providing for the opportunity to elect to have withheld on a pre-tax basis all or a portion of base salary, bonus, commissions or selected proportions of stock option gains. The amounts deferred are contributed to a deferral account for each participant, and each participant is entitled to direct the manner in which the deferral account is deemed to be invested by selecting from among a range of hypothetical investments established periodically. The net earnings and losses based on such elections begin to accrue as of the date the deferral amounts are credited to the deferral accounts. The plan allows for Company matching contributions but no matching contributions have been made to date since plan inception. A participant may elect to defer amounts under the plan for a minimum of three years, or up through retirement or earlier termination of employment, and receive distributions in a lump sum or scheduled annual installments. Participants may request early withdrawal of account balances in certain circumstances, as prescribed by law or plan rule, and such may entail charges or penalties. Deferral accounts may be subject to distribution in connection with a hostile change in control (i.e., where the Board recommends against shareholder approval), subject to law and plan rule. The plan states that all payments pursuant thereto shall be made from the general funds of the Company.

The investment alternatives available to the named executive officers under the MPS Group, Inc. Executive Deferred Compensation Plan are selected by the Company and may be changed from time to time. The participants, including the named executive officers, are permitted to change their investment elections at any time on a prospective basis. The table below shows the investments available under the plan and their annual rate return for the calendar year ended December 31, 2006.

Name of Investments	Annual Return
PIMCO High-Yield Instl	9.44
PIMCO Low Duration Instl	3.75
Amer Funds EuroPac A	21.87
PIMCO Real Ret Inst	0.28
Fidelity Adv Mid Cap I	13.59
PIMCO Total Ret Instl	3.99
First Eagle Overseas I	22.55
Royce Micro-Cap Inv	22.31
PIMCO GI Bd (Unhedged) I	5.85
Amer Funds Grth Fund A	10.94
Fidelity Contrafund	11.52
MPS Group	3.73
Vanguard prime MMkt	4.78
T. Rowe Price Eq Inc.	19.14
T. Rowe Price Pers Bal	11.92
Vanguard 500 Index	15.64
Vanguard PRIMECAP	12.30

The Company also maintains the Management Savings Plan, established as a non-qualified defined contribution plan in 2004. Each year participants selected by the compensation committee are qualified to receive annual contributions from the Company on terms and in amounts established by the committee, subject to a minimum annual contribution to each such participant of five percent of annual cash compensation (salary plus bonus). The amounts contributed under the plan are established as sub-accounts under the MPS Group, Inc. Executive Deferred Compensation Plan, as described above, and are included in the amounts reflected in the 2006 Nonqualified Deferred Compensation table above in this Proxy Statement. Regular annual contributions made under the Management Savings Plan are vested upon the completion of five years of service but are subject to forfeiture upon a participant’s termination of employment for cause. The vested contributions may not be distributed until the participant’s retirement or termination of employment from the Company, death or disability, or for other hardship circumstances. The Management Savings Plan contains a change in control benefit for selected participants described in more detail in the section entitled Employment Agreements and Potential Payments upon Termination or Change in Control below in this Proxy Statement. For 2006, the compensation committee awarded the participants, including the named executive officers, a Company contribution equal to 10% of each participant’s respective annual cash compensation.

Employment Agreements and Potential Payments upon Termination or Change in Control

Effective November 2000, the Company entered into an Amended and Restated Employment Agreement with Mr. Payne that provides for an annual base salary and benefits, plus targeted incentive compensation under the Executive Annual Incentive Plan of a minimum of 100% of base salary. Pursuant to the agreement, if Mr. Payne’s employment is terminated by the Company without cause, or by Mr. Payne for good reason, he will be entitled to payment equal to three (3) times the sum of: (i) his base salary as of the date of termination; and (ii) his target bonus opportunity under the Executive Annual Incentive Plan, based on the target bonus opportunity for the year of termination. Such payment may be made in either a lump sum within thirty (30) days of termination, or in twenty four (24) equal monthly installments, in the Company’s discretion. In addition, in the event of termination of his employment by the Company without cause, or by Mr. Payne for good reason, or if there is a change in control of the Company, the agreement provides for the automatic vesting of any unvested stock options held by Mr. Payne on such date. The agreement further entitles Mr. Payne to a gross-up payment to cover the additional taxes incurred by him, if it is determined that he is subject to an excise tax under the Internal Revenue Code for payments received from the Company. The term of this employment agreement expires every December 31st, subject to an automatic one year renewal, unless terminated by either party in accordance with the terms of the employment agreement.

Effective January 2001, the Company entered into an Amended and Restated Employment Agreement with Mr. Crouch that provides for an annual base salary and benefits, plus targeted incentive compensation opportunity under the Executive Annual Incentive Plan of a minimum of 80% of base salary. Pursuant to the agreement, if Mr. Crouch’s employment is terminated by the Company without cause, or by Mr. Crouch for good reason, he will be entitled to payment equal to two (2) times the sum of: (i) his base salary as of the date of termination; and (ii) his target bonus opportunity under the Executive Annual Incentive Plan, based on the target bonus opportunity for the year of termination. Such payment may be made in either a lump sum within thirty (30) days of termination, or in twenty four (24) equal monthly installments, in the Company’s discretion. In addition, in the event of termination of his employment by the Company without cause, or by Mr. Crouch for good reason, or if there is a change in control of the Company, the agreement provides for the automatic vesting of any unvested stock options held by Mr. Crouch on such date. The agreement further entitles Mr. Crouch to a gross-up payment to cover the additional taxes incurred by him, if it is determined that he is subject to an excise tax under the Internal Revenue Code for payments received from the Company. The term of this employment agreement expires every December 31st, subject to an automatic one year renewal, unless terminated by either party in accordance with the terms of the employment agreement.

Effective January 2003, the Company entered into Employment Agreements with Messrs. White and Holland, and Ms. Tutor, that provide for an annual base salary and benefits, plus a targeted incentive compensation opportunity under the Executive Annual Incentive Plan, to be set periodically by the Company for each executive. Pursuant to each such agreement, if the executive’s employment with the Company is terminated by the Company, other than for circumstances equating to good cause, the executive will receive payment equal to: (i) his or her base salary as of the date of termination; and (ii) target bonus opportunity under the Executive Annual Incentive Plan, based on the target bonus opportunity for the year of termination. In addition, if there is a change in control of the Company, each agreement provides for the automatic vesting of any unvested stock options held by the executive on such date. Each agreement further entitles each of the executives to a gross-up payment to cover the additional taxes incurred by him or her, if it is determined that the executive is subject to an excise tax under the Internal Revenue Code for payments received from the Company. The term of each of these employment agreements continues for a period of indefinite duration, through and until either party terminates the agreement upon at least ten days notice, or immediately upon the executive’s death or disability.

Each of Messrs. Payne, Crouch, White and Holland, and Ms. Tutor, are party to restricted stock agreements that provide for the automatic vesting of any restricted stock, in the event of termination of employment by the Company without cause, or by the executive for good reason, or if there is a change in control of the Company.

The Company established the Management Savings Plan (“MSP”), to provide for more meaningful savings or retirement benefits and foster a long term career outlook for the executive officers and other senior managers, as a non-qualified defined contribution plan in 2004. Each year participants selected by the compensation committee are qualified to receive annual contributions from the Company on terms and in amounts established by the committee, subject to a minimum annual contribution to each such participant of five percent of annual cash compensation (salary plus bonus). Regular annual contributions are vested upon the completion of five years of service but are subject to forfeiture upon a participant’s termination of employment for cause. The vested contributions may not be distributed until the participant’s retirement or termination of employment from the Company, death or disability, or for other hardship circumstances. The MSP operates such that in the event of a change in control of the Company, each named executive officer will be entitled to a Company contribution equal to the discounted present value of an amount equal to 50% of the value of his or her average annual cash compensation (salary plus bonus) for the three years preceding the change in control, for a period beginning when he or she would attain age 56 and continuing for an actuarially determined retirement duration, minus the executive’s vested account balance on hand by virtue of the MSP at the time of the change in control.

Potential Payments in Certain Circumstances

Set forth below is information concerning payments and benefits that would have been available to named executive officers under arrangements with the Company described in this Proxy Statement, assuming specified events had occurred on December 31, 2006.

Separation Pay

The employment agreements described above provide for separation pay to the named executive officers in the event of termination of employment under various scenarios. The hypothetical values to each named executive officer of the separation pay benefits, assuming certain events had occurred on December 31, 2006, are as follows:

Potential Separation Pay Under Employment Agreements ($)

Name	Resignation/ Termination by Company for Cause	Termination by Company without Cause	Termination by Executive for Good Reason	Death/ Disability
Timothy D. Payne	0	3,600,000	3,600,000	0	(1)
Robert P. Crouch	0	1,200,000	1,200,000	0
Richard L. White	0	425,000	0	0
Gregory D. Holland	0	350,000	0	0
Tyra H. Tutor	0	250,000	0	0

(1)	Mr. Payne’s employment agreement provides that in the event of termination of employment due to death, his estate shall receive all compensation and expenses due as of his death and for the remainder of the calendar year of his death.

Stock Option and Restricted Stock Awards

The stock option, restricted stock and employment agreements with the named executive officers, including those agreements described above, variously provide for accelerated vesting of unvested awards in the event of: (i) termination of employment by the Company without cause, or by the executive for good reason; or (ii) a change in control of the Company. The hypothetical value to each named executive officer of the accelerated awards, assuming each of the foregoing events had occurred on December 31, 2006, is as follows:

Potential Acceleration

Of Stock Option and Restricted Stock Awards

Due to Either (i) Termination of the Executive by the Company Without Cause,

or by the Executive for Good Reason, or (ii) a Change in Control of the Company

Name	Stock Options($)	Restricted Stock(1)($)
Timothy D. Payne	0	4,963,000
Robert P. Crouch	0	2,304,250
Richard L. White	0	992,600
Gregory D. Holland	0	709,000
Tyra H. Tutor	0	638,100

(1)	Represents total value of unvested restricted stock awards for each executive assuming full vesting on December 31, 2006 at $14.18 per share, the closing price of the Company’s Common Stock on the NYSE the final trading day of 2006.

Management Savings Plan

The Management Savings Plan includes a component providing for benefits to the participants, including the named executive officers, in the event of a change in control. The hypothetical value to each named executive officer of such benefit, assuming a change in control of the Company on December 31, 2006, is $6,459,894, $1,939,723, $2,042,634, $1,076,295, and $656,591 for Messrs. Payne, Crouch, White, Holland, and Ms. Tutor, respectively.

Executive Deferred Compensation Plan

The MPS Group, Inc. Executive Deferred Compensation Plan provides that plan balances on account for each participant, including each of the named executive officers, shall be immediately distributed in the event of the participant’s disability, termination of employment for any reason, or in the event of a hostile change in control (i.e., certain instances in which the Board recommends against shareholder approval), subject to applicable law and plan rule. Assuming the occurrence of any of the foregoing events on December 31, 2006, the aggregate account balances reflected above in this Proxy Statement in the 2006 Nonqualified Deferred Compensation table for each named executive officer would have been so payable.

Gross-up for Excess Parachute Payments

The employment agreements with each named executive officer, and the Management Savings Plan, provide that, if the payments and benefits provided to the executive in connection with a change in control are subject to the golden parachute excise tax imposed under Section 4999 of the Internal Revenue Code (“Section 4999”), the executive will be entitled to a gross-up payment such that, after taking into account all income and excise taxes, the executive will receive the same after-tax amount that he or she would have received had no excise tax been imposed under Section 4999. The hypothetical value to each named executive officer of such benefit, assuming a change in control of the Company on December 31, 2006, and that such was not accompanied by a termination of employment, or was accompanied by a termination of employment by Messrs. White and Holland, and Ms. Tutor, for good reason, is $2,448,292, $0, $943,538, $509,639, and $277,458 for each of Messrs. Payne, Crouch, White, Holland, and Ms. Tutor, respectively. The hypothetical value to each named executive officer of such benefit, assuming a change in control of the Company on December 31, 2006, and that such was accompanied by a termination of each executive’s employment without cause, or a termination of employment by Messrs. Payne and Crouch for good reason, is $4,101,564, $1,321,527, $1,138,716, $670,374, and $392,269 for Messrs. Payne, Crouch, White, Holland, and Ms. Tutor, respectively.

Aggregate Amounts in Certain Scenarios

Termination by Company Without Cause or by Executive for Good Reason. Assuming that the employment of each of the named executive officers had been terminated without cause by the Company on December 31, 2006, the aggregate values of the hypothetical payments discussed above would have been $8,563,000, $3,504,250, $1,417,600, $1,059,000, and $888,100 for Messrs. Payne, Crouch, White, Holland, and Ms. Tutor, respectively. The foregoing figures are the same for Messrs. Payne and Crouch, assuming a termination by the executive for good reason, but in such event the values for each of Messrs. White and Holland, and Ms. Tutor, would have instead been $992,600, $709,000, and $638,100.

Change in Control Not Accompanied by a Termination of Employment. Assuming that a change in control had occurred on December 31, 2006, and that such was not accompanied by a termination of employment of the named executive officers, the aggregate values of the hypothetical payments discussed above would have been $13,871,186, $4,243,973, $3,978,772, $2,294,934, and $1,572,149 for Messrs. Payne, Crouch, White, Holland, and Ms. Tutor, respectively.

Change in Control Accompanied by a Termination by Company Without Cause or by Executive for Good Reason. Assuming that a change in control had occurred, and that such was accompanied by a termination of employment of the named executive officers by the Company without cause, the aggregate values of the hypothetical payments discussed above would have been $19,124,458, $6,765,500, $4,598,950, $2,805,669, and $1,936,960 for Messrs. Payne, Crouch, White, Holland, and Ms. Tutor, respectively. The foregoing figures are the same for Messrs. Payne and Crouch, assuming a change in control accompanied by a termination by the executive for good reason, but in such event the values for each of Messrs. White and Holland, and Ms. Tutor, would have instead been $3,978,772, $2,294,934, and $1,572,149, respectively.

The named executive officers additionally would have been entitled to distribution of plan balances on account under the MPS Group, Inc. Executive Deferred Compensation Plan, under certain of the foregoing circumstances as discussed in more detail above under the heading Executive Deferred Compensation Plan in this Proxy Statement.

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation $$	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Derek E. Dewan	200,000	37,511	0	0	0	54,749	292,260
Peter J. Tanous	68,500	37,511	12,458	0	0	0	118,469
John R. Kennedy	65,000	37,511	12,458	0	0	0	114,969
T. Wayne Davis	63,000	37,511	12,458	0	0	0	112,969
Arthur B. Laffer, Ph.D.	59,500	37,511	49,969	0	0	0	146,980
William M. Isaac	57,500	37,511	12,458	0	0	0	107,469
Michael D. Abney	55,000	37,511	0	0	0	0	92,511
Darla D. Moore	54,500	37,511	41,052	0	0	0	133,063

(1)	The amounts in this column reflect the expense recognized by the Company in 2006 for financial reporting purposes in accordance with SFAS 123R for restricted shares awards under shareholder approved equity incentive plans. Reference is made to Note 9 in Item 8 of the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2006, for a discussion of the assumptions made in the valuation of such awards. The grant date fair value of each restricted share award issued to the foregoing directors in 2006 was $168,800. Each director had 10,000 restricted shares outstanding at December 31, 2006.
(2)	The amounts in this column reflect the expense recognized by the Company in 2006 for financial reporting purposes in accordance with SFAS 123R for stock option awards under shareholder approved equity incentive plans. Reference is made to Note 9 in Item 8 of the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2006, for a discussion of the assumptions made in the valuation of such awards. The numbers of options outstanding at December 31, 2006 consisted of the following: 190,000, 151,000, 136,000, 351,000, 120,000, 211,000, 75,000 and 140,000, for each of Messrs. Dewan, Tanous, Kennedy, Davis, Laffer, Isaac, and Abney, and Ms. Moore, respectively.
(3)	Amount is attributable to a contribution made by the Company to an account for Mr. Dewan pursuant to the Management Savings Plan equating to 10% of fees for 2006, for $7,869 in disability and life insurance premiums, $9,000 for auto allowance, $12,655 for major medical and hospital coverage or reimbursement for Mr. Dewan and his dependents, and $5,225 for Company matching contribution under the Company’s 401(k) qualified defined contribution pension plan.

For 2006, each non-employee director received from the Company an annual retainer of $40,000, accrued and payable in quarterly installments. In 2006, Board fees were paid as follows: attendance fees for Board meetings were $3,000 per meeting ($1,000 for telephonic meetings); audit committee chair fee was $10,000 for the year, and all other committee chair fees were $5,000; for committee meetings not held on the day of a regularly scheduled Board meeting, committee attendance fees were $1,500 per meeting for audit committee meetings ($1,000 for telephonic meetings), and $1,000 per meeting for all other committee meetings ($500 for telephonic meetings). The Company also reimburses directors for expenses incurred in attending meetings.

Effective March 2006, the Company renewed a Chairman Employment Agreement with Derek E. Dewan that provides for an annual salary of $200,000 and entitlement to participation in Company benefit plans afforded generally to senior management. Pursuant to the agreement, if Mr. Dewan’s employment is terminated by the Company for any reason, subject to limited exceptions, he will receive a lump sum payment equal to the full, undiscounted value of his remaining aggregate compensation and benefits, all awards of stock grants and options shall vest or be released from any restrictions, and he will be entitled to begin receiving any retirement benefits under Company plans. The agreement also provides that the Company will provide Mr. Dewan, his spouse, and their dependents major medical health and hospital coverage until he reaches age 65, regardless of whether the agreement is earlier terminated by Mr. Dewan or the Company for any reason. The agreement further entitles Mr. Dewan to be indemnified from any related taxes or costs, if it is determined that he is subject to an excise tax under the Internal Revenue Code for payments received from the Company. The agreement expires on its fifth anniversary, subject to an automatic one year renewal unless terminated by either party at least 90 days prior to the expiration of the then-current term or any one-year extension. This agreement does not provide for any incentive compensation, and Mr. Dewan receives no Board fees. Mr. Dewan additionally is entitled to receive an annual contribution under the MSP, as well as a contribution in the event of a change in control of the Company, according to the provisions of the MSP described in greater detail above in the section of this Proxy Statement entitled Employment Agreements and Change in Control Arrangements.

The Company currently maintains the 2004 Director Equity Incentive Plan, pursuant to which non-employee directors may be granted stock options, stock appreciation rights, restricted stock, and restricted stock units. The 2004 Director Equity Incentive Plan provides that, on the date of each annual shareholders meeting, each director shall automatically be granted an option to purchase 20,000 shares at an exercise price equal to the fair market value of a share on such grant date, provided that each individual when first elected or appointed to serve as a director shall instead be granted an option to purchase 60,000 shares at an exercise price equal to the fair market value of a share on that date for the first year of service. If a director has already been granted options to purchase 100,000 or more shares, pursuant to the foregoing automatic formula under the 2004 Director Equity Incentive Plan, or a predecessor plan, no further options will be granted to such director pursuant to such formula. In lieu of automatic option grants, the Committee in its discretion may substitute shares of restricted stock or restricted stock units, at the rate of one-half of one share of restricted stock or one-half of one restricted stock unit for every option to purchase one share of common stock. The 60,000 share initial option granted pursuant to this paragraph, or restricted stock or restricted stock units granted in lieu thereof, shall vest 20% per year, beginning on the first anniversary of the grant date. Each 20,000 share annual option granted pursuant to this paragraph, or restricted stock or restricted stock units granted in lieu thereof, shall vest 33 1/3% per year, beginning on the first anniversary of the grant date. In addition to the formula award grants, the Board of Directors, or the Board’s compensation committee, may make additional grants, and will determine the individuals to whom awards will be granted, the number of shares subject to an award, and the other terms and conditions of an award. The Board of Directors, or the Board’s compensation committee, may provide in the agreements relating to awards under the 2004 Director Equity Incentive Plan for automatic accelerated vesting and other rights upon the occurrence of a change in control of the Company, or upon the occurrence of other events, as may be specified in such agreements. On April 25, 2006, each non-management director was awarded 10,000 restricted shares, which time vest over a three year period at 33 1/3% per year on the grant date annual anniversary.

The Company maintains directors and officers liability insurance coverage individually insuring the directors and officers of the Company against losses that they may become legally obligated to pay resulting from their actions or omissions while performing duties on behalf of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Based upon information provided by such insiders, including their filings under Section 16(a), the Company is not aware of any failure to timely file any report required by Section 16(a).

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

The audit committee has reviewed and discussed with both PricewaterhouseCoopers LLP, the Company’s independent registered certified public accounting firm, and management the Company’s audited financial statements for the year ended December 31, 2006. The audit committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently modified and supplemented.

With respect to the Company’s independent accountants, the audit committee, among other things, discussed with the independent accountants the independent accountants’ independence and received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently modified and supplemented.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The audit committee also selected PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2007.

Peter J. Tanous (Chairman)    T. Wayne Davis    John R. Kennedy    William M. Isaac    Arthur B. Laffer, Ph.D.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The audit committee has selected the firm of PricewaterhouseCoopers LLP to serve as the independent registered certified public accounting firm for the Company for the current fiscal year ending December 31, 2007. That firm has served as the auditors for the Company since 1992. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Audit and Accounting Related Expenses

For the fiscal years 2006 and 2005, PricewaterhouseCoopers LLP’s charges were as follows:

Type of Fees	2006	2005
Audit fees	$1,531,400	$1,579,891
Audit-related fees	61,500	95,262
Tax fees	51,560	53,201
All other fees	—	—

Audit-related fees for both years included fees for services related to audits of benefit plans and review of the Company’s accounting treatment for certain acquisitions. In 2006, audit-related fees also included fees for assistance with the Registration Statement on Form S-8 filing related to shares of Common Stock reserved for issuance under the MPS Group, Inc. Amended and Restated 2001 Employee Stock Purchase Plan. For 2005, audit-related fees also included fees for assistance with the Registration Statement on Form S-8 filing related to shares of Common Stock reserved for issuance under the MPS Group, Inc. 2004 Equity Incentive Plan.

Tax fees for both years were for fees associated with tax compliance services.

The audit committee pre-approves all audit, audit-related, and tax services to be delivered by the independent accountants. The audit committee may delegate pre-approval authority to one or more committee members, or may adopt pre-approval policies or procedures. Any pre-approvals made pursuant to delegation or pre-approval policies or procedures must be presented to the audit committee at its next scheduled committee meeting.

TRANSACTIONS WITH RELATED PERSONS

The Company’s policies require the directors to obtain the approval of the Board in the event of certain matters in the nature of related party transactions. The chief executive officer and chief financial officer must report such transactions to, and obtain the approval of, the Board’s audit committee. The Company’s other officers must report such transactions to, and obtain the approval of, the officer to whom they report, respectively. Further, the audit committee must review and approve all transactions to which the Company is a party and in which any director and/or executive officer has a direct or indirect material interest, other than in their capacity as director and/or executive officer. The Company’s policies governing related party transactions are set forth in its Code of Business Conduct and Ethics for Directors, Officers and Employees, its Code of Ethics for Senior Executive and Financial Officers, its Corporate Governance Guidelines, which specifically adopt as categorical independence standards matters set forth in Item 404 of SEC Regulation S-K, and its Audit Committee Charter. Each of these policies is viewable at the Company’s website, www.mpsgroup.com, in the “Corporate Governance” section under the “Investors” tab.

In 2006, there were no transactions with related persons of the type required to be disclosed pursuant to Item 404(a) of SEC Regulation S-K.

CODE OF BUSINESS CONDUCT; CORPORATE GOVERNANCE GUIDELINES;

COMMITTEE CHARTERS

The Company has adopted the following principles and statements, copies of each of which are available on our website at www.mpsgroup.com through the “Investors” link:

•

Codes of business conduct and ethics covering our directors, officers, and employees, including our senior financial officers and employees. If any substantive amendments are made to the ethics codes, the nature of such amendments will be disclosed on our website. In addition, if a waiver from the ethics codes is granted to a director, executive officer, or senior financial officer, the nature of such waiver will be promptly disclosed on our website;

•

Corporate governance guidelines, which include guidelines for director qualification standards, director responsibilities, director access to management and independent advisors, director compensation and education, succession planning, and annual evaluations of Board performance; and

•	Committee charters for each of the audit, compensation, and corporate governance and nominating committees of the Board of Directors.

Any interested party may also obtain copies of the foregoing materials and related information by mail c/o the secretary, MPS Group, Inc., Attn: Secretary, 1 Independent Drive, Jacksonville, Florida 32202. The writer should specify the particular information requested.

SHAREHOLDER PROPOSALS

Shareholders are hereby notified that if they wish to include a proposal in the Company’s Proxy Statement and form of proxy relating to the 2008 annual meeting of shareholders pursuant to Rule 14a-8, as promulgated under the Securities Exchange Act of 1934, a written copy of their proposal must be received at the principal executive offices of the Company no later than December 26, 2007. To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested, and should otherwise comply with Rule 14a-8.

In accordance with the Company’s bylaws, shareholders who wish to submit a proposal for consideration at the Company’s 2008 annual meeting of shareholders, other than pursuant to Rule 14a-8, or who wish to make a nomination for director, must deliver a copy of their proposal or nomination to the Company at its principal executive offices no later than December 26, 2007.

ANNUAL REPORT

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2006 accompanies this Proxy Statement. Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 will be provided free of charge upon written request to: MPS Group, Inc., Attn: Tyra H. Tutor, senior vice president, 1 Independent Drive, Jacksonville, Florida 32202. Copies of any exhibits to the Annual Report on Form 10-K for the year ended December 31, 2006 will also be furnished on request and upon payment of the Company’s expenses in furnishing the exhibits.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies. Certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to solicitation by mail. Should the Company’s management deem it appropriate, the Company may also retain the services of Corporate Communications, Inc., and/or Morrow & Co., Inc., to aid in the solicitation of proxies, for which the Company anticipates it would pay a fee not to exceed, in the aggregate, $10,000 plus reimbursement of expenses.

OTHER MATTERS

The Board of Directors does not know of any other matters to come before the Annual Meeting; however, if any other matters properly come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the Annual Meeting, such matter will be approved if a majority of votes are cast in favor of the matter, or as otherwise provided by the Florida Business Corporation Act, or the Company’s bylaws or articles of incorporation.

Date: April 20, 2007

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED, OR VOTE IN ANY OTHER MANNER DESCRIBED ON YOUR PROXY CARD. YOUR PROMPT RESPONSE IS APPRECIATED.

MPS Group, Inc.

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2007.

		Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

  • Call toll free 1-800-652-VOTE (8683) within the

    United States, Canada & Puerto Rico any time on a

    touch tone telephone. There is NO CHARGE to you

    for the call.

  • Follow the instructions provided by the recorded

    message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

ê IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 - Derek E. Dewan	☐	☐	02 - Timothy D. Payne	☐	☐	03 - Peter J. Tanous	☐	☐

04 - T. Wayne Davis	☐	☐	05 - John R. Kennedy	☐	☐	06 - Michael D. Abney	☐	☐

07 - William M. Isaac	☐	☐	08 - Darla D. Moore	☐	☐	09 - Arthur B. Laffer, Ph.D.	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

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<STOCK#>                 00PUSB

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders,

you can be sure your shares are represented at the meeting

by promptly returning your proxy in the enclosed envelope.

ê  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ê

Proxy — MPS Group, Inc.

1 Independent Drive

Jacksonville, Florida 32202

This Proxy is Solicited on Behalf of the Board of Directors

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of MPS Group, Inc., a Florida corporation (“the Company”), do hereby nominate, constitute, and appoint Derek E. Dewan and Timothy D. Payne, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the common stock, par value $0.01 per share, of the Company standing in my name on its books on March 30, 2007, at the Annual Meeting of its Shareholders to be held at the Sawgrass Marriott, 1000 PGA Tour Boulevard, Ponte Vedra Beach, Florida 32082, on May 17, 2007, at 9:00 a.m., local time, or at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PREPAID, SELF-ADDRESSED ENVELOPE.